Exhibit 99.1

UCP REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

- Higher Revenues and Disciplined Cost Management Drive Record Earnings in Full Year 2016 -
- Net Income Increases to Record $1.15 Per Share of Class A Common Stock, Including $0.31 One-time Benefit in Full Year 2016 -
- Net Income Increases to $0.89 Per Share, Including $0.61 One-time Benefit in Fourth Quarter 2016 -
- Net New Home Orders Grew 26.1% to 232 in Fourth Quarter 2016 -
- Backlog Units Increased 45.4% to 362 units as of Year-end -
- Repurchased $1.2 million, or 146,346 Shares, of Class A Common Stock During 2016 -

San Jose, California, February 27, 2017. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights Compared to Fourth Quarter 2015

•	Earnings increased to $0.89 per share of Class A common stock, including a $0.61 one-time benefit

•	Revenue from homebuilding operations increased 17.5% to $104.4 million

•	Homes delivered increased 15.2% to 257

•	Homebuilding gross margin was 18.6%, compared to 18.0%; and adjusted homebuilding gross margin[1] was 20.9%, compared to 21.1%

•	Net new home orders increased 26.1% to 232 units

____________________________

[1]
Adjusted homebuilding gross margin and the ratio of net debt-to-capital are non-GAAP financial measures. For a reconciliation of these non GAAP financial measures to the most comparable financial measure calculated and presented in accordance with GAAP see Appendix B hereto.

Full Year 2016 Highlights Compared to Full Year 2015

•	Earnings increased to $1.15 per share of Class A common stock, including a $0.31 one-time benefit

•	Revenue from homebuilding operations increased 36.2% to $343.9 million

•	Homes delivered improved 17.0% to 820 units

•	Homebuilding gross margin was 18.3%, compared to 17.8%; and adjusted homebuilding gross margin increased to 20.7%, compared to 20.3%

•	Selling, general and administrative expense as a percentage of total revenue improved to 13.9%, compared to 16.4%

•	Net new home orders increased 8.5% to 933 units

•	Backlog units increased 45.4% to 362

•	Backlog on a dollar basis increased 37.6% to $149.6 million

Dustin Bogue, President and Chief Executive Officer of UCP, stated, “We are pleased to achieve record earnings for the full year 2016 as a result of sustained revenue momentum, operating discipline and a transformative approach to generating stronger profitability. During the year, our efforts to design innovative homes and uphold best in class construction standards allowed us grow homebuilding revenues and improve homebuilding gross margin, despite inflationary increases in material and labor costs. In the fourth quarter, the West division continued to be the main driver of growth, with home deliveries growing 22.8% and net new home orders growing 31.7%, on the strength of demand from our first-time and move down home buyer. In the Southeast, fourth quarter net new home orders grew for the second consecutive quarter. Overall, our West and Southeast markets continue to demonstrate healthy housing fundamentals with year-end backlog up 45.4% to 362 units. As we look to 2017 and beyond, we are committed to growing earnings through a sustainable pipeline of well-located communities to drive high-quality orders at attractive margins. We plan to accomplish this while improving balance sheet metrics, extending our debt maturities and maintaining an effective land strategy to improve returns on equity.”

Fourth Quarter 2016 Operating Results
Net income increased to $9.3 million for the quarter, compared to $7.6 million for the prior year period. Net income attributable to Class A common stockholders was $7.2 million, or $0.89 per share, compared to $3.2 million, or $0.40 per share, for the prior year period. Net income and net income attributable to Class A common stockholders of UCP for the fourth quarter

2016 included a $5.6 million tax benefit the majority of which was in connection with the removal of UCP’s valuation allowance of $5.5 million on its deferred tax asset as of December 31, 2016.

Homebuilding revenue increased 17.5% to $104.4 million, compared to $88.9 million for the prior year period. The improvement was driven by a 15.2% increase in homes delivered to 257, compared to 223 during the prior year period, led by increased deliveries of 22.8% in the West. The average selling price of a home increased 1.8% to $406,000 per home, compared to the prior year period.

Homebuilding gross margin percentage was 18.6%, compared to 18.0% for the prior year period. Adjusted homebuilding gross margin percentage was 20.9%, compared to 21.1% for the prior year period, due primarily to inflationary increases in material and labor costs. Consolidated gross margin percentage was 18.5%, compared to 19.6% for the prior year period, primarily as a result of lower revenue from a significant land sale in the fourth quarter of 2015.

Sales and marketing expense was $5.7 million, or flat compared to the prior year period. As a percentage of total revenue, sales and marketing expense increased slightly to 5.4%, compared to 5.3% for the prior year period, due to a reduction in land development revenue. Sales and marketing expense as a percentage of homebuilding revenue improved by 100 basis points year-over-year.

General and administrative expense was $10.1 million, compared to $7.6 million for the prior year period. General and administrative expense in the fourth quarter 2016 included approximately $1.3 million of one-time expenses associated with professional fees in connection with capital market activities, which was partly offset by tightly managing other G&A expenses. As a percentage of total revenue, general and administrative expense was 9.6% compared to 7.1% for the prior year period, primarily attributable to the one-time costs in the fourth quarter of 2016 and a reduction in land development revenue.

Net new home orders increased 26.1% to 232, compared to 184 for the prior year period, led by a 31.7% increase in net new home orders in the West. The average number of selling communities remained consistent with the prior year period at 28. Unit backlog at the end of the quarter was up 45.4% to 362, compared to 249 at the end of the prior year period. Unit backlog in the Southeast improved 64.1% to 105 homes. Backlog on a dollar basis increased 37.6% to $149.6 million, compared to $108.8 million at the end of the prior year period.

Total lots owned and controlled were 6,638 at December 31, 2016, compared to 5,878 at December 31, 2015. UCP reduced its number of owned lots by 720 lots to 4,031 and increased its number of controlled lots by 1,480 lots to 2,607, as UCP continues to prudently manage its inventory and strive to expand its return on equity and assets.

Full Year 2016 Operating Results
Net income increased to $14.4 million for 2016, compared to $5.8 million for 2015. Net income attributable to Class A common stockholders was $9.2 million, or $1.15 per share, compared to $2.4 million, or $0.30 per share, for the prior year.

Total consolidated revenue increased 25.3% to $349.4 million, compared to $278.8 million for the prior year. Homebuilding revenue increased 36.2% to $343.9 million, compared to $252.6 million for the prior year. The improvement was the result of a 17.0% increase in the number of homes delivered to 820 during 2016, compared to 701 during 2015, and a 16.4% increase in the average selling price per home. Land development revenue was $5.4 million, compared to $21.1 million for the prior year. Opportunities to sell land at attractive margins did not exist during 2016 to the extent they did in 2015 and the economics did not justify foregoing margins available from building homes through ongoing operations.

Homebuilding gross margin percentage was 18.3%, compared to 17.8% for the prior year. Adjusted Homebuilding gross margin was 20.7%, compared to 20.3% for the prior year. Consolidated gross margin percentage was 17.6%, compared to 18.5% for the prior year. Selling, general and administrative expense was $48.4 million, compared to $45.8 million for the prior year. As a percentage of total revenue, selling, general and administrative expense was 13.9%, compared to 16.4% for the prior year.

Net new home orders increased 8.5% to 933 from 860 for the prior year while the average number of selling communities remained consistent with the prior year at 28.

Stock Repurchase Program
In June 2016, UCP’s board of directors authorized a stock repurchase program, under which UCP may repurchase up to $5.0 million of its Class A common stock through June 1, 2018. As of December 31, 2016, UCP had repurchased 146,346 shares of Class A common stock for approximately $1.2 million under this stock repurchase program.

Webcast and Conference Call
UCP will host a conference call for investors and other interested parties on Monday, February 27, 2017 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). Interested parties can listen to the call live on the internet and locate accompanying presentation slides through the Investor Relations section of UCP’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the UCP Fourth Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through March 27, 2017 by dialing 1-844-512-2921 for domestic participants or 1-412-317-6671 for international participants and entering the pass code 13653240. An archive of the webcast will be available on UCP’s website for a limited time.

About UCP, Inc.
UCP is a homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs, constructs and sells high quality single-family homes through its wholly-owned subsidiary, Benchmark Communities, LLC.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to UCP's operations and business environment, all of which are difficult to predict and many of which are beyond UCP's control. Forward-looking statements include information concerning UCP's possible or assumed future results of operations, including descriptions of UCP's business strategy. These statements often include words such as "may," “might,” "will," "should," “expects,” “plans,” "anticipates," “believes,” “estimates,” “predicts,” “potential,” “project,” “goal” "intend," or “continue,” or similar expressions. These statements are based on assumptions that UCP has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although UCP believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect UCP's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by UCP herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for UCP to predict these events or how they may affect it. UCP has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media Relations:
Matthew Chudoba
matthew.chudoba@icrinc.com

UCP, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$40,931	$39,829
Restricted cash	1,547	900
Real estate inventories	373,207	360,989
Fixed assets, net	883	1,314
Intangible assets, net	101	236
Goodwill	—	4,223
Receivables	5,628	1,317
Deferred tax assets, net	5,482	—
Other assets	6,327	5,889
Total assets	$434,106	$414,697

Liabilities and equity
Accounts payable	$18,435	$14,882
Accrued liabilities	25,342	24,616
Customer deposits	2,449	1,825
Notes payable, net	86,658	82,486
Senior notes, net	74,336	73,480
Total liabilities	207,220	197,289

Commitments and contingencies (Note 13)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at December 31, 2016; no shares issued and outstanding at December 31, 2015	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,042,834 issued and 7,896,488 outstanding at December 31, 2016; 8,014,434 issued and outstanding at December 31, 2015	80	80
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at December 31, 2016; 100 issued and outstanding at December 31, 2015	—	—
Additional paid-in capital	97,123	94,683
Treasury stock at cost; 146,346 shares as of December 31, 2016; none as of December 31, 2015	(1,250)	—
Accumulated earnings (deficit)	4,675	(4,563)
Total UCP, Inc. stockholders’ equity	100,628	90,200
Noncontrolling interest	126,258	127,208
Total equity	226,886	217,408
Total liabilities and equity	$434,106	$414,697

UCP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS

(In thousands, except shares and per share data)

	Year Ended December 31,
	2016	2015
REVENUE:
Homebuilding	$343,919	$252,597
Land development	5,449	21,134
Other revenue	—	5,060
Total revenue	349,368	278,791

COSTS AND EXPENSES:
Cost of sales - homebuilding	280,614	206,747
Cost of sales - land development	4,637	15,291
Cost of sales - other revenue	—	4,363
Impairment on real estate	2,589	923
Total cost of sales	287,840	227,324
Gross margin - homebuilding	63,305	45,850
Gross margin - land development	812	5,843
Gross margin - other revenue	—	697
Gross margin - impairment on real estate	(2,589)	(923)
Total gross margin	61,528	51,467
Sales and marketing	19,257	18,943
General and administrative	29,161	26,878
Goodwill impairment	4,223	—
Total expenses	52,641	45,821
Income (loss) from operations	8,887	5,646
Other income, net	276	206
Net income (loss) before income taxes	$9,163	$5,852
Benefit (provision) for income taxes	5,285	(69)
Net income (loss)	$14,448	$5,783
Net income (loss) attributable to noncontrolling interest	$5,210	$3,412
Net income (loss) attributable to UCP, Inc.	9,238	2,371
Other comprehensive income (loss), net of tax	—	—
Comprehensive income (loss)	$14,448	$5,783
Comprehensive income (loss) attributable to noncontrolling interest	$5,210	$3,412
Comprehensive income (loss) attributable to UCP, Inc.	$9,238	$2,371

Earnings (loss) per share of Class A common stock:
Basic	$1.16	$0.30
Diluted	$1.15	$0.30

Weighted average shares of Class A common stock:
Basic	7,969,028	7,966,765
Diluted	8,064,728	7,973,488

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2016	2015
Operating activities
Net income (loss)	$14,448	$5,783
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	1,155	1,710
Abandonment charges	523	152
Impairment on real estate inventories	2,589	923
Depreciation and amortization	631	622
Goodwill impairment	4,223	—
Fair value adjustment of contingent consideration	(2,347)	(818)
Deferred income taxes, net	(5,482)	—
Changes in operating assets and liabilities:
Real estate inventories	(14,200)	(38,476)
Receivables	(4,311)	(26)
Other assets	(50)	(2,362)
Accounts payable	3,553	12,907
Accrued liabilities	3,220	(2,921)
Customer deposits	624	1,351
Income taxes payable	(147)	69
Net cash provided by (used in) operating activities	4,429	(21,086)
Investing activities
Purchases of fixed assets	(166)	(330)
Citizens acquisition	—	—
Restricted cash	(647)	(650)
Net cash used in investing activities	(813)	(980)
Financing activities
Distribution to noncontrolling interest	(4,830)	(982)
Proceeds from notes payable	154,315	134,470
Proceeds from senior notes, net of discount	—	—
Repayment of notes payable	(150,077)	(112,430)
Debt issuance costs	(627)	(826)
Repurchase of common stock	(1,250)	—
Withholding taxes paid for vested RSUs	(45)	(370)
Net cash (used in) provided by financing activities	(2,514)	19,862
Net decrease in cash and cash equivalents	1,102	(2,204)
Cash and cash equivalents – beginning of period	39,829	42,033
Cash and cash equivalents – end of period	$40,931	$39,829

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$86	$196
Issuance of Class A common stock for vested restricted stock units	$262	$1,050
Fair value of assets acquired from the acquisition of business	—	—
Cash paid for the acquisition of business	—	—
Contingent consideration and liabilities assumed from the acquisition of business	—	—
Supplemental cash flow information
Income taxes paid	$344	—
Interest paid	$9,258	$8,268
Accrued offering and debt issuance costs	—	—

Appendix A
Select Operating Data by Region

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Revenue from Homebuilding Operations (in thousands)
West	$84,764	$71,447	18.6%	$289,037	$191,884	50.6%
Southeast	$19,674	$17,445	12.8%	$54,882	$60,713	(9.6)%
Total	$104,438	$88,892	17.5%	$343,919	$252,597	36.2%

Homes Delivered
West	183	149	22.8%	596	432	38.0%
Southeast	74	74	—%	224	269	(16.7)%
Total	257	223	15.2%	820	701	17.0%

Average Selling Price for Home Sales (in thousands)
West	$463	$480	(3.5)%	$485	$444	9.2%
Southeast	$266	$236	12.7%	$245	$226	8.4%
Total	$406	$399	1.8%	$419	$360	16.4%

Net New Home Orders
West	166	126	31.7%	668	556	20.1%
Southeast	66	58	13.8%	265	304	(12.8)%
Total	232	184	26.1%	933	860	8.5%

Average Selling Communities
West	18	18	—%	18	18	—%
Southeast	10	10	—%	10	10	—%
Total	28	28	—%	28	28	—%

Backlog Units
West				257	185	38.9%
Southeast				105	64	64.1%
Total				362	249	45.4%

Backlog Dollar Basis (in thousands)
West				$120,378	$94,180	27.8%
Southeast				$29,261	$14,593	100.5%
Total				$149,639	$108,773	37.6%

Owned Lots
West				3,205	3,869	(17.2)%
Southeast				826	882	(6.3)%
Total				4,031	4,751	(15.2)%

Controlled Lots
West				870	415	109.6%
Southeast				1,737	712	144.0%
Total				2,607	1,127	131.3%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	For the Three Months Ended December 31,
(Dollars in thousands)	2016	%	2015	%
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$104,565	100.0%	$106,870	100.0%
Cost of sales	85,171	81.5%	85,952	80.4%
Gross margin	19,394	18.5%	20,918	19.6%
Add: interest in cost of sales	2,429	2.3%	2,176	2.0%
Add: impairment and abandonment charges	17	—%	929	0.9%
Adjusted gross margin(1)	$21,840	20.9%	$24,023	22.5%
Consolidated gross margin percentage	18.5%		19.6%
Consolidated adjusted gross margin percentage(1)	20.9%		22.5%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$104,438	100.0%	$88,892	100.0%
Cost of home sales	85,053	81.4%	72,926	82.0%
Homebuilding gross margin	19,385	18.6%	15,966	18.0%
Add: interest in cost of home sales	2,418	2.3%	1,908	2.1%
Add: impairment and abandonment charges	—	—%	923	1.0%
Adjusted homebuilding gross margin(1)	$21,803	20.9%	$18,797	21.1%
Homebuilding gross margin percentage	18.6%		18.0%
Adjusted homebuilding gross margin percentage(1)	20.9%		21.1%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$127	100.0%	$17,978	100.0%
Cost of land development sales	118	92.9%	13,026	72.5%
Land development gross margin	9	7.1%	4,952	27.5%
Add: interest in cost of land development	11	8.7%	268	1.5%
Add: impairment and abandonment charges	17	13.4%	6	—%
Adjusted land development gross margin(1)	$37	29.1%	$5,226	29.1%
Land development gross margin percentage	7.1%		27.5%
Adjusted land development gross margin percentage(1)	29.1%		29.1%

Other Revenue Gross and Adjusted Margin
Other revenue	$—	—%	$0	—%
Cost of revenue	—	—%	0	—%
Other revenue gross margin	$—	—%	$—	—%
Other revenue gross margin percentage	—%		—%

Gross Margin and Adjusted Gross Margin

	Year Ended December 31,
(Dollars in thousands)	2016	%	2015	%
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$349,368	100.0%	$278,791	100.0%
Cost of sales	287,840	82.4%	227,324	81.5%
Gross margin	61,528	17.6%	51,467	18.5%
Add: interest in cost of sales	8,118	2.3%	5,592	2.0%
Add: impairment and abandonment charges	3,112	0.9%	1,075	0.4%
Adjusted gross margin(1)	$72,758	20.8%	$58,134	20.9%
Consolidated gross margin percentage	17.6%		18.5%
Consolidated adjusted gross margin percentage(1)	20.8%		20.9%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$343,919	100.0%	$252,597	100.0%
Cost of home sales	281,072	81.7%	207,670	82.2%
Homebuilding gross margin	62,847	18.3%	44,927	17.8%
Add: interest in cost of home sales	7,737	2.2%	5,275	2.1%
Add: impairment and abandonment charges	458	0.1%	1,042	0.4%
Adjusted homebuilding gross margin(1)	$71,042	20.7%	$51,244	20.3%
Homebuilding gross margin percentage	18.3%		17.8%
Adjusted homebuilding gross margin percentage(1)	20.7%		20.3%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$5,449	100.0%	$21,134	100.0%
Cost of land development sales	6,768	124.2%	15,291	72.4%
Land development gross margin	(1,319)	(24.2)%	5,843	27.6%
Add: interest in cost of land development	381	7.0%	317	1.5%
Add: impairment and abandonment charges	2,654	48.7%	33	0.2%
Adjusted land development gross margin(1)	$1,716	31.5%	$6,193	29.3%
Land development gross margin percentage	(24.2)%		27.6%
Adjusted land development gross margin percentage(1)	31.5%		29.3%

Other Revenue Gross and Adjusted Margin
Other revenue	$—	—%	$5,060	100.0%
Cost of revenue	—	—%	4,363	86.2%
Other revenue gross margin	$—	—%	$697	13.8%
Other revenue gross margin percentage	—%		13.8%

*	Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable GAAP financial measure.

Debt-to-Capital and Net Debt-to-Capital Ratios

	At December 31,
(Dollars in thousands)	2016	2015
Debt	$160,994	$155,966
Equity	226,886	217,408
Total capital	$387,880	$373,374
Ratio of debt-to-capital	41.5%	41.8%
Debt	$160,994	$155,966

Net cash and cash equivalents	$42,478	$40,729
Less: restricted cash and minimum liquidity requirement	16,547	15,900
Unrestricted cash and cash equivalents	25,931	24,829

Net debt	$135,063	$131,137
Equity	226,886	217,408
Total adjusted capital	$361,949	$348,545
Ratio of net debt-to-capital (1)	37.3%	37.6%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents, including restricted cash balance requirements) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-GAAP financial measure to the ratio of debt-to-capital in the table above. UCP’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.